Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-117881 of Shuffle Master, Inc. on Form S-3 of our report dated January 28, 2004, except for the reclassification of the slot operations as discontinued operations and the change in segments as described in Notes 1, 15 and 16 and for the three-for-two common stock split approved on March 16, 2004 as described in Note 17, as to which the date is April 14, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets) appearing in the Current Report on Form 8-K of Shuffle Master, Inc. dated April 15, 2004 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada
January 12, 2005